Exhibit 99

SurModics Plans to Launch Modified Dutch Auction Tender Offer to Purchase up to $55 Million of Its Common Stock

EDEN PRAIRIE, Minn—(BUSINESS WIRE)—August 1, 2012—SurModics, Inc. (Nasdaq:SRDX), a leading provider of surface modification and in vitro diagnostic technologies to the healthcare industries, today announced today its plan to launch a modified “Dutch auction” tender offer to purchase shares of its common stock.

The Company has announced that its Board of Directors has authorized a modified Dutch auction tender offer for up to $55 million of the Company’s common stock. The tender offer is expected to commence on or about August 6, 2012.

“Our confidence in our long-term financial outlook, the strength of our balance sheet, and our many growth opportunities has led us to announce our plan to return cash to shareholders through a tender offer. This tender offer reflects a strategic and disciplined use of cash that returns value to our shareholders, which is one of our key strategic priorities,” said Maharaj.

A modified Dutch auction tender offer allows shareholders to indicate how many shares and at what price within the Company’s specified price range they wish to tender.

Tender Offer Statement

The tender offer described in this release has not yet commenced. This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of common stock of SurModics. The solicitation and offer to buy common stock will only be made pursuant to an offer to purchase and other tender offer documents. A free copy of the tender offer documents that SurModics will send to its shareholders and file with the SEC may be obtained when filed from the SEC’s website at www.sec.gov or from SurModics’ website at www.surmodics.com. Shareholders are urged to read these materials, when available, carefully prior to making any decision with respect to the offer, including the various terms and conditions of the tender offer.

About SurModics, Inc.

SurModics’ mission is to exceed our customers’ expectations and enhance the well-being of patients by providing the world’s foremost, innovative surface modification technologies and in vitro diagnostic chemical components. The Company partners with the world’s leading and emerging medical device, diagnostic and life science companies to develop and commercialize innovative products designed to improve patient diagnosis and treatment. Core offerings include surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and microarrays. SurModics is headquartered in Eden Prairie, Minnesota. For more information about the Company, visit http://www.surmodics.com. The content of SurModics’ website is not part of this press release or part of any filings that the Company makes with the SEC.

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements. Statements about the planned “Dutch auction” tender offer, including the expected timing and size are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The actual timing, size and success of the planned tender offer are subject to a number of factors, including (1) developments or changes in economic or market conditions, (2) developments or changes in the securities markets, (3) developments or changes in the business or condition of the Company, or in our cash flows, (4) the prices at which we ultimately determine to offer to purchase shares in the planned tender offer and the number of shares properly tendered in the tender offer and (5) the factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2011, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.

CONTACT:

SurModics, Inc.

Tim Arens, 952-500-7000

Vice President of Finance and interim Chief Financial Officer

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